Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-188518) and on Form S-8 (No. 333-176016) of Wesco Aircraft Holdings, Inc. our report dated April 30, 2013, with respect to the consolidated balance sheets of Haas Group Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years then ended, which report appears in this Current Report on Form 8-K/A of Wesco Aircraft Holdings, Inc. dated May 15, 2014.

/s/ KPMG LLP
Philadelphia, Pennsylvania
May 15, 2014